News Release
Media Contact: Sam Jefson, Public Relations Specialist - 641-585-6803 - sjefson@wgo.net
Investor Relations Contact: Don Heidemann - 641-585-6186 - dheidemann@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES FOURTH QUARTER AND FISCAL 2016 RESULTS
-- Gross Margins for Fiscal Fourth Quarter and Full Year up 90 Basis Points --
-- Board of Directors Approves Quarterly Cash Dividend of $0.10 Per Share --

FOREST CITY, IOWA, October 13, 2016 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States recreation vehicle manufacturer, today reported financial results for the Company's fourth quarter and full year Fiscal 2016, less than two weeks after announcing it has signed a purchase agreement to acquire Grand Design, a leading Towables RV manufacturer.

Fourth Quarter Fiscal 2016 Results
Revenues for the Fiscal 2016 fourth quarter ended August 27, 2016, were $263.3 million, an increase of 4.9%, compared to $251 million for the Fiscal 2015 period. Operating income was $18.9 million for the current quarter, an improvement of 11.7% compared to $16.9 million in the fourth quarter of last year. Fiscal 2016 fourth quarter net income was $13.1 million, or $0.49 per diluted share, an increase of 12.2% compared to $11.7 million, or $0.43 per diluted share, in the same period last year.

Fourth-quarter Fiscal 2016 consolidated revenues improved year over year due primarily to higher shipments of 3.0% in motorized units and 57.5% in towables. Current quarter revenues were impacted negatively by $5.4 million as the Company exited the sale of aluminum extrusions to customers during the year.

Fourth-quarter gross margin improved year over year, primarily due to lower raw material costs resulting from the Company’s strategic sourcing initiative, as well as favorable product mix and lower warranty expense.

President and Chief Executive Officer Michael Happe commented, “Fourth-quarter revenues increased year over year, driven by continued strong growth in our towables business as well as modest improvement in motorized shipments. Importantly, income and gross margin also grew, due in part to our comprehensive strategic sourcing initiatives, a solid increase in labor efficiencies and lower warranty expense. Our towables business continues to be one of the primary performance drivers, as shipments and retail registrations both outperform the market, thanks to several new products and increased dealer outlets. The motorized team drove a higher level of manufacturing output while also working hard to deliver more consistent levels of product quality. I want to thank all the employees at Winnebago for their dedication in Fiscal 2016 and commitment to exceeding our customers' expectations in the future."

Full Year Fiscal 2016 Results
Year over year, Fiscal 2016 revenues of $975.2 million decreased 0.1% from $976.5 million for Fiscal 2015. Higher shipments of 2.3% in motorized units and 57.3% in towables was offset by the Company's exit of aluminum extrusion sales to outside customers and lower average selling prices. Operating income was $65.7 million for Fiscal 2016, an improvement of 10.6% compared to $59.4 million in Fiscal 2015. Net income for Fiscal 2016 was $45.5 million, or $1.68 per diluted share, versus $41.2 million, or $1.52 per diluted share, last fiscal year. Gross margin improved year over year, primarily due to lower raw material costs resulting from the Company’s strategic sourcing initiative, as well as favorable product mix, partially offset by higher warranty expense.

On a year over year basis the towable business experienced substantial increases in retail registrations which were up over 35%. The motorized retail growth rate was essentially flat during Fiscal 2016 compared to Fiscal 2015.

Mr. Happe continued, "We look to Fiscal 2017 as an important year in the evolution of Winnebago. We are just beginning on our journey to drive operational excellence in our manufacturing and supply value chain and instill a stronger performance culture still very much focused on our customers. The Elkhart Open House Event for dealers last month started our Fiscal year on a positive note as we materially improved our motorhome order backlog and validated momentum in the towables business. The excitement was compounded last week as we announced that we have reached a definitive agreement to acquire Grand Design, one of the fastest growing and most profitable manufacturers in our industry. We have much work to do, but the future looks positive.”

Quarterly Cash Dividend
On October 12, 2016, the Company’s board of directors approved a quarterly cash dividend of $0.10 per share payable on November 23, 2016, to common stockholders of record at the close of business on November 9, 2016.

Conference Call
Winnebago Industries, Inc. will conduct a conference call to discuss fourth quarter and Fiscal 2016 results at 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motor Homes®, is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers, and fifth wheel products. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, any unexpected expenses related to ERP, risks relating to the consummation of our acquisition of Grand Design including, the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the potential for regulatory authorities to require divestitures in connection with the proposed transaction, the failure to consummate the debt transactions contemplated by the transaction with Grand Design, the possibility that we might have to pay a $35 million termination fee to Grand Design or additional damages for failing to close the transaction; the occurrence of any event that could give rise to termination of the agreement; the risk that shareholder litigation in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of cost synergies and the timing thereof; risks related to the disruption of the transaction to Winnebago and Grand Design and its management; the effect of announcement of the transaction on Grand Design’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties, risks related to integration of the two companies and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except percent and per share data)

	Quarter Ended
	August 27, 2016		August 29, 2015
Net revenues	$263,254	100.0%	$251,049	100.0%
Cost of goods sold	231,387	87.9%	222,996	88.8%
Gross profit	31,867	12.1%	28,053	11.2%
Operating expenses:
Selling	5,108	1.9%	4,458	1.8%
General and administrative	7,873	3.0%	6,684	2.7%
Total operating expenses	12,981	4.9%	11,142	4.4%
Operating income	18,886	7.2%	16,911	6.7%
Non-operating income	263	0.1%	80	—%
Income before income taxes	19,149	7.3%	16,991	6.8%
Provision for taxes	6,003	2.3%	5,274	2.1%
Net income	$13,146	5.0%	$11,717	4.7%
Income per common share:
Basic	$0.49		$0.43
Diluted	$0.49		$0.43
Weighted average common shares outstanding:
Basic	26,896		26,937
Diluted	27,036		27,056

	Year Ended
	August 27, 2016		August 29, 2015
Net revenues	$975,226	100.0%	$976,505	100.0%
Cost of goods sold	862,577	88.4%	871,625	89.3%
Gross profit	112,649	11.6%	104,880	10.7%
Operating expenses:
Selling	19,823	2.0%	19,161	2.0%
General and administrative	27,085	2.8%	25,838	2.6%
Loss on fixed assets	—	—%	462	—%
Total operating expenses	46,908	4.8%	45,461	4.7%
Operating income	65,741	6.7%	59,419	6.1%
Non-operating income	457	—%	115	—%
Income before income taxes	66,198	6.8%	59,534	6.1%
Provision for taxes	20,702	2.1%	18,324	1.9%
Net income	$45,496	4.7%	$41,210	4.2%
Income per common share:
Basic	$1.69		$1.53
Diluted	$1.68		$1.52
Weighted average common shares outstanding:
Basic	26,925		26,941
Diluted	27,033		27,051
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	August 27, 2016	August 29, 2015
ASSETS
Current assets:
Cash and cash equivalents	$85,583	$70,239
Receivables, net	66,184	66,936
Inventories	122,522	112,165
Prepaid expenses and other assets	6,300	6,882
Deferred income taxes	—	9,995
Total current assets	280,589	266,217
Total property and equipment, net	55,931	37,250
Investment in life insurance	26,492	26,172
Deferred income taxes	18,753	21,994
Goodwill	1,228	1,228
Other assets	7,725	9,313
Total assets	$390,718	$362,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$44,134	$33,158
Income taxes payable	19	2,314
Accrued expenses	48,796	46,138
Total current liabilities	92,949	81,610
Long-term liabilities:
Unrecognized tax benefits	2,461	2,511
Postretirement health care and deferred compensation benefits, net of current portion	26,949	57,090
Total long-term liabilities	29,410	59,601
Stockholders' equity	268,359	220,963
Total liabilities and stockholders' equity	$390,718	$362,174

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	August 27, 2016	August 29, 2015
Operating activities:
Net income	$45,496	$41,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,745	4,513
LIFO expense	1,153	1,244
Postretirement benefit income and deferred compensation expenses	(4,292)	(843)
Stock-based compensation	3,293	3,097
Asset impairment	—	462
Provision (benefit) for doubtful accounts	188	(1)
Deferred income taxes	2,233	215
Gain on life insurance	(266)	(11)
Increase in cash surrender value of life insurance policies	(859)	(883)
Loss (gain) on disposal of property	2	(14)
Change in assets and liabilities:
Inventories	(11,510)	(561)
Receivables, prepaid and other assets	1,217	2,458
Investment in operating leases, net of repurchase obligations	—	(72)
Income taxes and unrecognized tax benefits	85	408
Accounts payable and accrued expenses	14,253	(1,880)
Postretirement and deferred compensation benefits	(3,992)	(4,159)
Net cash provided by operating activities	52,746	45,183

Investing activities:
Proceeds from life insurance	1,093	43
Purchases of property and equipment	(24,551)	(16,573)
Proceeds from the sale of property	18	65
Other	48	(52)
Net cash used in investing activities	(23,392)	(16,517)

Financing activities:
Payments for purchase of common stock	(3,066)	(6,519)
Payments of cash dividends	(10,891)	(9,765)
Borrowings on loans	—	22,000
Repayments on loans	—	(22,000)
Other	(53)	53
Net cash used in financing activities	(14,010)	(16,231)

Net increase in cash and cash equivalents	15,344	12,435
Cash and cash equivalents at beginning of period	70,239	57,804
Cash and cash equivalents at end of period	$85,583	$70,239

Supplemental cash flow disclosure:
Income taxes paid	$18,449	$17,658
Interest paid	$—	$10
Non-cash transactions:
Capital expenditures in accounts payable	$903	$—

Winnebago Industries, Inc.
Unaudited Deliveries

	Quarter Ended				Change
(In units)	August 27, 2016	Product Mix % (1)	August 29, 2015	Product Mix % (1)	Units	% Change
Class A	684	28.1%	819	34.6%	(135)	(16.5)%
Class B	408	16.7%	256	10.8%	152	59.4%
Class C	1,344	55.2%	1,291	54.6%	53	4.1%
Total motor homes	2,436	100.0%	2,366	100.0%	70	3.0%

Travel trailer	1,051	85.9%	615	79.2%	436	70.9%
Fifth wheel	173	14.1%	162	20.8%	11	6.8%
Total towables	1,224	100.0%	777	100.0%	447	57.5%

	Year Ended				Change
(In units)	August 27, 2016	Product Mix % (1)	August 29, 2015	Product Mix % (1)	Units	% Change
Class A	2,925	31.4%	3,442	37.8%	(517)	(15.0)%
Class B	1,239	13.3%	991	10.9%	248	25.0%
Class C	5,143	55.3%	4,664	51.3%	479	10.3%
Total motor homes	9,307	100.0%	9,097	100.0%	210	2.3%

Travel trailer	3,613	86.0%	2,182	81.7%	1,431	65.6%
Fifth wheel	586	14.0%	488	18.3%	98	20.1%
Total towables	4,199	100.0%	2,670	100.0%	1,529	57.3%
(1) Percentages may not add due to rounding differences.

Unaudited Backlog(1)

	As Of
	August 27, 2016	August 29, 2015	Change
Motorhomes	1,139	1,754	(615)	(35.1)%
Towables	492	248	244	98.4%

Approximate backlog revenue dollars (in 000's):
Motorhomes	$107,621	$156,353	$(48,732)	(31.2)%
Towables	8,420	6,171	2,249	36.4%

(1)
We include in our backlog all accepted purchase orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Unaudited Dealer Inventory

	Units As Of
	August 27, 2016	August 29, 2015	Change
Motorhomes	4,345	4,072	273	6.7%
Towables	2,156	1,663	493	29.6%